Exhibit 6.305

[***] Certain information in this document has been excluded pursuant to the Instruction to Item 17 of Form 1-A. Such excluded information is not material, is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed.

Collectable Consignment Agreement

Key Deal Points:

You have the authority as owner (“Consignor/Seller”) of items in Exhibit A to list the items on Collectable’s platform. You have represented the item (the “Asset(s)) and its condition honestly and accurately to the best of your ability.

You are partnering with Collectable Sports Assets, LLC to offer the Asset for sale on our platform with the goal of crowd funding liquidity for the Asset (the “Offering”).

You and Collectable Sports Assets, LLC will agree to a price for the Asset (“Consideration”). The Consideration will consist of “Cash” (which gets paid after a successful Offering), and/or “Retained Equity” (which allows you to continue to own a percentage of the item(s) listed on the Collectable platform).

Collectable Sports Assets, LLC will be the exclusive seller of the Asset for a period of time (ex. 6 months, the “Period”). Collectable Sports Assets, LLC may authenticate, or re-authenticate, any items necessary for SEC approval and to maximize investor security and integrity.

You and Collectable will mutually agree on a secure storage location that meets any and all insurance, protection, and maintenance requirements to protect asset shareholders for the duration the asset is listed on Collectable’s platform.

You will provide Collectable Sports Assets, LLC with all necessary documentation to successfully file the Asset(s) with regulatory bodies and pass due diligence. Please see page 4 of this document for a list of the documents we will need.

Should you decide to retain equity in an offering, you will be required to complete and sign a ‘Contribution Agreement’ in addition to this Consignment Agreement.

Insurance obligation will transfer from consignor to Collectable, once the Consignment Agreement is completed. In the event an offering is not completed, the asset will be returned to the consignor and Collectable will no longer be responsible for insurance.

Your Rights & Obligations:

You have represented fairly and accurately, to the best of your abilities, all details pertaining to the consigned item.

In tandem with Collectable, you may elect to retain equity ownership in asset(s) consigned to Collectable’s platform.

Insurance:

Upon completion of the Consignment Agreement (and Contribution Agreement, if the consignor is electing to retain equity in an offering), the insurance burden will shift to Collectable. Please let Collectable know if you require additional shipping insurance.

Return(s) to Consignor:

In the event Collectable Sports Assets LLC is unable to successfully sell the minimum offering amount per item by the conclusion of the exclusive consignment term detailed in Exhibit A, the legal title and physical possession of consigned item(s) will be transferred back to the consignor. In addition, Collectable Sports Assets LLC will no longer be liable for any fees related to the consigned items maintenance, storage, or upkeep.

In the event Collectable Sports Assets LLC does not disburse cash proceeds to the consignor within 60 days of a public offering completion on Collectable’s platform, full legal title and physical possession of the consigned item is transferred back to the consignor.

Break Up Clause:

The consignor and Collectable acknowledge the price volatility inherent in the collectibles market. In an attempt to provide fair and just valuations to both buyers and sellers on the platform, Collectable and consignor agree to the following terms:

Should the consignor want to pull the item from the platform at any time (within 5 days prior to IPO), the consignor will pay Collectable $1,250 + $5,000.

In exchange, Collectable reserves the right to rescind the consignment agreement at any point due to adverse price changes in the marketplace. In this scenario, Collectable will handle all fees related to returning the item back to the consignor, notably fully insured shipping costs.

The Results:

Upon completing a successful Offering (“Closing”), you will receive full payment in the amount of the “Consignment Price” less any retained equity.

For example: “Consignment Price” is $100,000 and consignor retains 0%, Consignor will receive $100,000. “Consignment Price” is $100,000 and consignor retains 40%, Consignor will receive $60,000 in cash and 40% in equity in the Series LLC.

“Closing” is defined as shares issued to the public and funds disbursed from escrow, which typically occurs 10 business days after an offering is 100% funded on Collectable platform.

Given the regulated nature of Collectable’s offerings, funds can occasionally take longer than 10 business days to settle. Collectable will pay the consignor interest of 13 basis points per week (6.75% annualized interest) on the cash proceeds (Consignment Price less Retained Equity) for every additional week the funds are withheld from the consignor.

If you elected to retain any Equity in the Asset, it will be issued to you by Collectable Sports Assets, LLC.

In the unlikely event the Offering is unsuccessful, you can choose to: 1) relist the asset with Collectable Sports Assets, LLC under amended acquisition terms, or 2) retain full title to your Asset.

Offering:

The following is a proposed transaction structure, subject to modification with mutual approval of both parties:

1)	You and Collectable will agree to the consignment price of each asset. This is the proceeds generated for the seller upon successful completion of the offering.

2)	Collectable will add on fees necessary to take this item to market. These fees include:

a)	Broker Dealer & Escrow

b)	Legal

c)	Authentication & Marketing

d)	Offering Expenses (Technology, insurance, storage, maintenance, etc)

e)	Acquisition Expenses

f)	Sourcing Fees

3)	The consignment value + All Fees = Total Value of the item(s) listed on Collectable for users to purchase.

4)	Collectable will fractionalize item(s). In doing so, Collectable will decide on a price per share and shares outstanding of each item. Users can purchase shares in the item(s) on the Collectable platform.

5)	Once the offering is successfully completed, the seller/consignor will convey good title to the Asset to Collectable (or its designee) and the seller/consignor will receive the Consignment Price less Retained Equity, or [Consignment Price * (1-retained equity %)], within 3 business days of the funds release from escrow and shares issued to investors.

Other Terms:

COLLECTABLE to produce & develop sufficient marketing materials and content to support the narrative, history and significance of the Asset.

CONSIGNOR/SELLER

SIGNATURE: [***]

NAME: [***]
DATE: 6/15/2021

COLLECTABLE SPORTS ASSETS, LLC

SIGNATURE:	/s/ Ezra Levine

NAME: Ezra Levine, CEO

DATE: 6/15/2021

Exhibit A: Consigned Asset(s)

Description of Goods	Consignment Price	Retained Equity %	Total Consignment Value Offered in IPO	Consignment Exclusive Date Range
Peyton Manning 1stMVP Season “Favorite Game” Helmet Worn Throughout Entire 2003 Season. Photomatched by Meigray.	$167,000	0%	$167,000	6/10/2021-12/31/2021
Michael Jordan’s AJ13 Sneakers Worn on June 5, 1998 in Game 2 of the 1998 NBA Finals in Utah “The Final Bred’s”. Photomatched by Meigray.	$1,114,000	0%	$1,114,000	6/10/2021-12/31/2021
Scottie Pippen’s Game Worn Sneakers Worn in the 1998 NBA Finals Inscribed 1998 Finals	$92,000	0%	$92,000	6/10/2021-12/31/2021
2 4x8 Game Used Chicago Bulls United Center Floor pieces from	$325,000	0%	$325,000	6/10/2021-12/31/2021
1995-1998 Seasons
Paul Pierce 2005 NBA All Star Game Worn Sneakers. Signed by LeBron James and others. Photomatched by Meigray.	$27,500	0%	$15,000	6/10/2021-12/31/2021
Paul Pierce 2009 NBA All Star Game Worn Jersey. Photomatched by Meigray.	$25,000	0%	$25,000	6/10/2021-12/31/2021

Jeremy Lin “Linsanity” Game Worn Knicks Jersey. Meigray Authenticated.	$50,000	0%	$50,000	6/10/2021-12/31/2021

Yao Ming Sneakers Worn in the Final Game of His Career on November 11, 2010 vs Washington. Meigray Authenticated.	$70,000	0%	$70,000	6/10/2021-12/31/2021
Hakeem Olajuwon’s game worn jersey worn throughout the 1996-97 season. Authenticated and photomatched by Meigray.	$75,000	0%	$75,000	6/10/2021-12/31/2021
Charles Barkley 1993-94 Game Worn Career High Phoenix Suns Jersey. Photomatched by Meigray to Barkley’s 56 point career high in 1994 Playoffs.	$140,000	0%	$140,000	6/10/2021-12/31/2021
Trae Young NBA Debut Jersey Worn on October 17, 2018 at Madison Square Garden. Photomatched and authenticated by the NBA and Meigray.	$335,000	25%	$251,250	6/10/2021-12/31/2021
Alex Rodriguez’s autographed 2009 New York Yankees #13 White World Series Game Worn Uniform. Game 6 of the 2009 World Series. The jersey and pants have both been authenticated by Meigray.	$235,000	0%	$235,000	6/10/2021-12/31/2021

Michael Jordan Final NBA Game Worn Shorts. The shorts have been authenticated and photomatched by Sports Investors Authentication to the final 14 road games of his career.	$180,000	0%	$180,000	6/10/2021-12/31/2021
Michael Jordan Final Game Worn Warm up Shirt. Washington Wizards. Authenticated and photomatched by Meigray.	$240,000	0%	$240,000	6/10/2021-12/31/2021

Kevin Durant’s Montrose Christian High School Jersey worn during the 2005-2006 Season. Authenticated and photomatched by Meigray.	$200,000	0%	$200,000	6/10/2021-12/31/2021
Kevin Durant “I’m Kevin Durant, You Know Who I am” Jersey. Letter of Autheticity from the Golden State Warriors and photomatched by Meigray.	$70,000	0%	$70,000	6/10/2021-12/31/2021
Lonzo Ball Game Worn UCLA jersey. Authenticated and photomatched by Meigray.	$20,000	0%	$20,000	6/10/2021-12/31/2021
Joel Embiid’s first 50 point game game worn jersey. Authenticated and photomatched by Meigray.	$32,000	0%	$32,000	6/10/2021-12/31/2021
Paul Pierce 2012 NBA All Star Game jersey. Photomatched and authenticated by Meigray.	$27,000	0%	$27,000	6/10/2021-12/31/2021
Paul Pierce 2010 NBA All Star Game jersey. Photomatched and authenticated by Meigray.	$25,000	0%	$25,000	6/10/2021-12/31/2021

Chris Bosh signed and game worn Raptors Air Force 25 sneakers Authenticated and photomatched by Meigray.	$13,500	0%	$13,500	6/10/2021-12/31/2021
Tim Duncan silver alternate Spurs game worn jersey worn throughout	$25,000	0%	$25,000	6/10/2021-12/31/2021
the 2013-2014 season. Authenticated and photomatched by Meigray.

Stephen Curry Nike Player Exclusive Sneakers Worn in 8 Games during 2012-2013 Season. Authenticated and photomatched by Meigray.	$70,000	0%	$70,000	6/10/2021-12/31/2021
Lebron James white game worn shooting shirt from his 2009-2010 MVP season. Photomatched by Meigray to 4 games including MVP Trophy presentation.	$93,000	0%	$93,000	6/10/2021-12/31/2021
Dirk Nowitzki’s home Dallas Mavericks jersey worn throughout the 2011 championship season. Authenticated by the Dallas Mavericks and Meigray.	$25,000	0%	$25,000	6/10/2021-12/31/2021
Kevin Garnett St Patricks Day Jersey worn in 2012. Authenticated and photomatched by Meigray.	$36,000	0%	$36,000	6/10/2021-12/31/2021

NBA 50 greatest Lithograph 1/1 issued to Dave Bing. 250 individually numbered pieces--the first 50 going directly to the players.	$93,000	0%	$93,000	6/10/2021-12/31/2021
Kobe Bryant Game Worn Nike Sneakers from Final Season in the NBA. Authenticated and photomatched by Meigray.	$55,000	0%	$55,000	6/10/2021-12/31/2021
Kyrie Irving’s Brooklyn Nets Debut Sneakers - 50 point performance. Authenticated and photomatched by Meigray.	$42,000	0%	$42,000	6/10/2021-12/31/2021
2016 NBA All Star Game Used Basketball Final ball used by Kobe Bryant in NBA All Star Game. Signed by Klay	$70,000	0%	$70,000	6/10/2021-12/31/2021
Thompson and Stephen Curry. Authenticated by NBA and Meigray.
Kobe Bryant 2001 Finals Warmup Jacket. Authenticated by the Los Angeles Lakers and photomatched by Sports Investors Authentication.	$182,000	0%	$182,000	6/10/2021-12/31/2021

Kobe Bryant Game Worn & Signed Sneakers Worn during 1996-97 Rookie Season. Accompanied by letters from Tony Cerda, Mears, and Beckett.	$120,000	0%	$120,000	6/10/2021-12/31/2021
Kobe Bryant signed and game worn royal blue Jordan 12 sneakers during sneaker free agency. Authenticated and photomatched by Meigray.	$80,000	0%	$80,000	6/10/2021-12/31/2021
Karl Malone Game Worn 1991-1992 Utah Jazz. Authenticated and photomatched by Meigray.	$72,500	0%	$72,500	6/10/2021-12/31/2021
LaMelo Ball Youngest Player in NBA History to record Triple Double Game Worn Jersey. Authenticated and photomatched by Meigray.	$200,000	0%	$200,000	6/10/2021-12/31/2021
Allen Iverson 2001 MVP season jersey photomatched by Meigray to Eastern Conference Finals.	$100,000	0%	$100,000	6/10/2021-12/31/2021
LeBron James 2007-2008 Cleveland Cavaliers Heavy Worn Jersey. Photomatched by Meigray.	$280,000	0%	$280,000	6/10/2021-12/31/2021
LeBron James 2019 Lakers Championship season sneakers. Lakers colorway signed with inscriptions.	$95,000	0%	$95,000	6/10/2021-12/31/2021
Photomatched by Meigray.
Kobe Bryant 2006-2007 First White Lakers #24 Jersey. Worn over three months. Photomatched and authenticated by Meigray.	$690,000	25%	$517,500	6/10/2021-12/31/2021

Giannis Antetokounmpo Signed and photomatched sneakers. 48 point performance on December 16th, 2019. Photomatched by Meigray.	$20,000	0%	$20,000	6/10/2021-12/31/2021